Exhibit 99.1

New York Community Bancorp, Inc. Reports a 20% Increase in 3rd Quarter 2003 Diluted EPS to $0.53 and a 26% Increase in Diluted Cash EPS to $0.58 -1-

    WESTBURY, N.Y.--(BUSINESS WIRE)--Oct. 22, 2003--New York Community Bancorp, Inc.(NYSE: NYB):

    Third Quarter 2003 Performance Highlights

    -- Earnings rose 20% year-over-year to $72 million, generating an ROA of 2.28% and an ROE of 22.05%

    -- Cash earnings rose 25% year-over-year to $80 million, generating a cash ROA of 2.54% and a cash ROE of 24.54% (1)

    --  Net interest income rose 17% year-over-year to $116 million

    -- Net interest margin rose two basis points on a linked-quarter basis to 4.04%

    --  Fee and other income rose 27% year-over-year to $25 million

    -- The efficiency ratio improved 346 basis points year-over-year to 24.18%

    -- Mortgage originations exceeded $818 million, boosting year-to-date production to $2.4 billion

    -- For the 36th consecutive quarter, the Company had no net charge-offs

    New York Community Bancorp, Inc. (NYSE: NYB) today reported third quarter 2003 net income of $72.2 million, up 19.6% from $60.4 million in the third quarter of 2002. The 2003 amount provided a 22.05% return on average stockholders' equity ("ROE") and a 2.28% return on average assets ("ROA"), and was equivalent to a 20.5% rise in diluted earnings per share to $0.53 from $0.44.(2)
    The Company's third quarter 2003 diluted earnings per share would have amounted to $0.55 had the Federal Home Loan Bank of New York ("FHLB-NY") not suspended its third quarter dividend. The suspension reduced the Company's net income by $2.2 million after taxes, equivalent to $0.02 per diluted share. In addition, the Company's third quarter 2003 diluted earnings per share reflect the $0.01 per share impact of a 1.5 million-share increase in common stock equivalents.

    (1) Please see the reconciliation of cash earnings to GAAP earnings on page 20 of this release.
    (2) Per-share amounts for 2002 have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.

    For the nine months ended September 30, 2003, the Company reported net income of $211.3 million, representing a 28.2% increase from $164.8 million in the year-earlier nine months. The 2003 amount provided an ROE and ROA of 21.24% and 2.29%, respectively, and was equivalent to a 27.3% rise in diluted earnings per share to $1.54 from $1.21.(1)
    The Company also reported cash earnings of $80.3 million, or $0.58 per diluted share, for the current third quarter and $237.2 million, or $1.73 per diluted share, for the current nine-month period. The Company's cash earnings thus added $6.6 million, or 9.2%, more to Tier 1 regulatory capital at September 30, 2003 than its third quarter GAAP earnings and $21.4 million, or 10.2%, more than its GAAP earnings for the nine months ended at that date.(2)
    Commenting on the Company's third quarter 2003 performance, President and Chief Executive Officer Joseph R. Ficalora stated, "At $0.53, our diluted earnings per share were a solid 20% above the year-earlier level, despite the two-penny impact of the FHLB-NY's suspension of their third quarter dividend. The impact of the suspension shows up most in our net interest margin, which equaled a very respectable 4.04% for the quarter, but would have been 12 basis points higher had the FHLB-NY dividend been received.
    "Notwithstanding the possibility of the FHLB-NY suspending its dividend for the remainder of the year, we are upping our full-year stand-alone 2003 estimates to a range of $2.06 to $2.11 per diluted share," Mr. Ficalora said. "This range conveys our confidence in our prospective performance, and excludes the impact of our currently pending transactions: the sale of our South Jersey Bank Division to Sun National Bank and our proposed merger with Roslyn Bancorp.
    "Subject to shareholder approval at our respective shareholder meetings on the 29th of October, the Roslyn merger is expected to close on October 31st," Mr. Ficalora noted. "Our current balance sheet reflects the steps we've been taking, in anticipation of the merger, to prepare for the restructuring of the combined balance sheet. Several of the quarter-end balances on our current statement of condition will look substantially different when we issue our full-year results in January 2004. For example, our balance of borrowings has grown considerably, as we've capitalized on the yield curve; post-merger, we can expect the ratio of borrowings to total assets to be reduced. Our securities portfolio has been similarly readied for combination, as we invested in securities with low extension risk characteristics.
    "Our pipeline, which now stands at $1.5 billion--setting a new Company record--will be even larger once our two banks combine," Mr. Ficalora commented. "The same can be said of our total assets, which will exceed $21 billion, and our market cap, which should far exceed the $6 billion mark."

    (1) Per-share amounts for 2002 have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.
    (2) Please see the reconciliation of cash earnings to GAAP earnings on page 20 of this release.

    "Our agreement to sell our South Jersey Bank Division to New Jersey-based Sun National Bank was another third-quarter highlight. Currently scheduled to close in December, the transaction is expected to generate an after-tax contribution to capital of approximately $26 million," Mr. Ficalora said.
    "The merger with Roslyn will bring us to a higher level," Mr. Ficalora continued, "much like our transactions with Richmond County and Haven Bancorp did before. With more assets, an expanded franchise, and greater earnings potential, we believe we are better positioned today to create shareholder value than at any prior time in our ten-year history."

    Earnings Summary for the Three Months Ended September 30, 2003

    Interest Income

    The Company recorded interest income of $168.5 million in the third quarter of 2003, up $14.1 million from the level recorded in the third quarter of 2002. The 9.2% increase was fueled by a $2.5 billion rise in the average balance of interest-earning assets to $11.4 billion, significantly offsetting a 103-basis point decline in the average yield to 5.90%. The higher average balance largely reflects the leveraged growth strategy that has been in effect over the past four quarters. The lower yield was the lowest provided to date by the Company's assets, reflecting both the impact of the FHLB-NY's third quarter dividend suspension and the current interest rate environment. The Company anticipates that the average yield will increase in the coming quarters as its mix of interest-earning assets is replenished with loans and securities featuring higher yields.
    Mortgage and other loans generated interest income of $108.2 million during the current third quarter, representing 64.2% of total interest income and an 8.3% increase from $99.9 million in the year-earlier three months. The interest income provided by loans was boosted by a $498.5 million rise in the average balance to $5.8 billion, representing 51.0% of average interest-earning assets and offsetting a 13-basis point decline in the average yield to 7.37%.
    Securities generated third quarter 2003 interest income of $24.5 million, representing 14.6% of total interest income and a $15.8 million increase from the level recorded in the year-earlier three months. The increase was fueled by a $1.3 billion rise in the average balance to $1.9 billion, representing 16.4% of average interest-earning assets, but tempered by the FHLB-NY's suspension of its third quarter 2003 dividend. Had the dividend been paid on the Company's shares of FHLB-NY stock, the Company's securities would have generated interest income of $28.0 million; similarly, the yield on such assets would have risen 23 basis points year-over-year to 5.97%, rather than declining 50 basis points to 5.24%.
    The interest income generated by mortgage-backed securities totaled $35.5 million in the current third quarter, down $9.8 million from the year-earlier level despite a $742.1 million rise in the average balance to $3.7 billion. The reduction was the result of a 230-basis point decline in the average yield to 3.85%, reflecting the historically low interest rate environment.

    Interest Expense

    In the third quarter of 2003, the Company recorded total interest expense of $53.0 million, down $2.5 million from the level recorded in the third quarter of 2002. The reduction was the net effect of a $2.5 billion rise in the average balance of interest-bearing liabilities to $10.8 billion and a 70-basis point reduction in the average cost of funds to 1.95%.
    Consistent with the Company's ongoing strategy of capitalizing on the steep yield curve, and its preparations for the post-merger restructuring of the securities portfolio, the average balance of borrowings totaled $6.2 billion in the current third quarter as compared to $3.6 billion in the year-earlier three months. Borrowings generated third quarter 2003 interest expense of $41.1 million, representing 77.6% of the total and a $7.0 million increase from the level recorded in the third quarter of 2002. The higher average balance of borrowings was partly offset by a 119-basis point reduction in the average cost of such funds to 2.61%.
    Core deposits (NOW and money market accounts, savings accounts, and non-interest-bearing deposits) generated third quarter 2003 interest expense of $4.4 million, down $5.4 million from the amount generated in the year-earlier three months. The reduction was the net effect of a $76.7 million increase in the average balance to $3.3 billion and a 68-basis point decline in the average cost of such funds to 0.52%. The higher average balance reflects management's focus on attracting low-cost core deposits; the lower cost reflects the continuing decline in market interest rates. Non-interest-bearing deposits represented $482.2 million of the average balance of core deposits, and were up $19.2 million year-over-year.
    Certificates of deposit ("CDs") generated interest expense of $7.5 million in the current third quarter, representing 14.1% of the total and a $4.0 million reduction from the year-earlier amount. The reduction was the combined result of a $219.7 million decline in the average balance to $1.7 billion and a 64-basis point decline in the average cost of such funds to 1.76%.

    Net Interest Income

    In the third quarter of 2003, the Company recorded net interest income of $115.5 million, up $16.6 million, or 16.8%, from the level recorded in the third quarter of 2002. The increase was tempered, in part, by the FHLB-NY's suspension of its third quarter dividend. Had the dividend been paid by the FHLB-NY, as the Company had expected, net interest income would have totaled $118.9 million, representing a year-over-year increase of 20.3%.
    The growth in net interest income largely reflects the leveraged growth of the Company's interest-earning assets, which has been primarily funded by low-cost borrowings. The cash flows generated by prepayments and securities sales during the quarter were primarily invested in multi-family loans and U.S. Government agency obligations featuring higher yields than the assets they replaced.
    The suspension of the FHLB-NY dividend also impacted the Company's interest rate spread and net interest margin, which equaled 3.95% and 4.04% in the current third quarter, as compared to 4.28% and 4.44%, respectively, in the year-earlier three months. Had the dividend been received, the Company's spread and margin would each have been 12 basis points higher and equaled 4.07% and 4.16%, respectively.
    While the Company's third quarter 2003 spread and margin narrowed on a year-over-year basis, the linked-quarter comparison reflects a modest increase of 14 and two basis points, respectively. Similarly, net interest income rose $7.2 million on a linked-quarter basis, signifying an increase of 6.6%.

    Provision for Loan Losses

    The provision for loan losses continued to be suspended in the current third quarter, based on management's assessment of the loan loss allowance and the current and historic performance of the mortgage loan portfolio. The third quarter of 2003 was the 36th consecutive quarter without any net charge-offs against the allowance for loan losses.

    Other Operating Income

    The Company recorded other operating income of $30.3 million in the current third quarter, as compared to $23.6 million in the third quarter of 2002. The 28.5% increase was boosted by a $6.4 million rise in fee income to $17.2 million and by a $1.5 million rise in net securities gains to $5.4 million. These increases more than offset a $1.1 million decline in other income to $7.8 million.
    Other operating income represented 20.8% of total revenues in the current three-month period, up from 19.3% in the third quarter of 2002. Defined as the sum of net interest income and other operating income, total revenues rose 19.1% to $145.8 million in the current third quarter from $122.5 million in the year-earlier three months.

    Non-interest Expense

    Non-interest expense totaled $36.8 million in the current third quarter, as compared to $35.3 million in the third quarter of 2002. Operating expenses accounted for $35.3 million and $33.8 million of non-interest expense in the respective quarters, and represented 1.11% and 1.34% of average assets, respectively. The remaining $1.5 million of non-interest expense consisted of core deposit intangible ("CDI") amortization stemming from the Company's merger with Richmond County Financial Corp. on July 31, 2001.
    The $1.4 million increase in operating expenses was spread across all four categories, and included a $755,000 rise in compensation and benefits expense to $19.7 million; a $203,000 rise in occupancy and equipment expense to $6.2 million; a $302,000 rise in general and administrative ("G&A") expense to $8.1 million; and a $154,000 rise in other expenses to $1.2 million. While the higher levels of G&A and other expenses were due to several factors, the increase in compensation and benefits expense largely reflects the appreciation of shares held in the Company's Employee Stock Ownership Plan ("ESOP"). In addition, the rise in occupancy and equipment expense reflects improvements to the physical plant of the Company's branch offices and upgrades to its information technology.
    The increase in operating expenses was sufficiently offset by the revenue growth recorded in the current third quarter to produce a 346-basis point year-over-year improvement in the efficiency ratio to 24.18%.

    Income Tax Expense

    The Company recorded income tax expense of $36.9 million in the current third quarter, as compared to $26.8 million in the third quarter of 2002. The increase reflects a $21.9 million, or 25.2%, rise in pre-tax income to $109.1 million, and an effective tax rate of 33.8%, as compared to 30.7% in the year-earlier three months.

    Earnings Summary for the Nine Months Ended September 30, 2003

    Interest Income

    The Company recorded total interest income of $497.4 million in the nine months ended September 30, 2003, signifying a $49.6 million increase from the level recorded in the nine months ended September 30, 2002. The 11.1% rise was driven by a $2.4 billion, or 28.6%, increase in the average balance of interest-earning assets to $10.9 billion, and tempered by a 96-basis point reduction in the average yield to 6.08%.
    Mortgage and other loans generated interest income of $317.1 million, representing 63.8% of total interest income in the current nine-month period and an $11.2 million increase from the year-earlier amount. The increase stemmed from a $264.3 million rise in the average balance of loans to $5.7 billion, representing 52.0% of total interest-earning assets and offsetting a nine-basis point decline in the average yield to 7.46%.
    Securities generated interest income of $66.1 million in the current nine-month period, up $39.6 million from the level generated in the nine months ended September 30, 2002. While the average balance rose $1.0 billion year-over-year to $1.5 billion, the increase was tempered by a 100-basis point reduction in the average yield on such assets to 5.76%. The decline in yield was largely due to the suspension of the FHLB-NY's third quarter dividend. Had the dividend been paid, the Company's securities portfolio would have generated interest income of $69.5 million in the current nine-month period and featured an average yield of 6.06%.
    The interest income produced by mortgage-backed securities declined $1.3 million year-over-year to $113.4 million, representing 22.8% of total interest income in the current nine-month period. While the average balance rose $1.1 billion to $3.7 billion, the increase was offset by a 192-basis point reduction in the average yield to 4.13%, a reflection of the comparatively low interest rate environment.

    Interest Expense

    In the nine months ended September 30, 2003, the Company recorded interest expense of $165.2 million, down $5.2 million from the level recorded in the nine months ended September 30, 2002. While the average balance of interest-bearing liabilities rose $2.3 billion to $10.3 billion, the increase was offset by a 72-basis point reduction in the average cost of funds to 2.14%.
    The increase in average interest-bearing liabilities primarily reflects the Company's leveraged growth strategy, which resulted in a substantial increase in average borrowings in the first nine months of 2003. Borrowings represented 54.5% of average interest-bearing liabilities during the period, having risen $2.5 billion year-over-year to an average of $5.6 billion. The interest expense produced by borrowings rose $25.4 million to $120.5 million, notwithstanding a 121-basis point decline in the average cost of such funds to 2.86% during this time.
    Core deposits generated interest expense of $17.5 million in the current nine-month period, down $11.7 million from the year-earlier amount. The reduction was the net effect of a $142.8 million rise in the average balance to $3.3 billion and a 52-basis point decline in the average cost of such funds to 0.70%. Non-interest-bearing deposits represented $480.9 million of average core deposits in the current nine-month period, and were up $17.4 million from the year-earlier amount.
    The interest expense generated by CDs declined $19.0 million year-over-year to $27.3 million, representing 16.5% of total interest expense in the nine months ended September 30, 2003. The reduction was the combined result of a $280.4 million decline in the average balance to $1.8 billion and a 95-basis point decline in the average cost of such funds to 2.04%.

    Net Interest Income

    In the nine months ended September 30, 2003, the Company recorded net interest income of $332.2 million, signifying a $54.8 million, or 19.8%, increase from the level recorded in the nine months ended September 30, 2002. The increase was fueled by the substantial growth of the Company's average interest-earning assets, which was primarily funded by lower cost deposits and borrowings. The rise in nine-month 2003 net interest income was offset, in part, by the FHLB-NY's suspension of its third quarter 2003 dividend payment. Had the Company received the payment, as expected, its nine-month 2003 net interest income would have risen $58.2 million, or 21.0%, to $335.6 million.
    The Company's spread and margin were also impacted by the suspension, and would have equaled 3.98% and 4.10%, respectively, had the dividend been received. Instead, the Company's spread equaled 3.94% in the current nine-month period, as compared to 4.18% in the year-earlier nine months. Similarly, its margin equaled 4.06%, as compared to 4.36%. In addition to the suspension, the narrower measures reflect the lower market interest rates during the past four quarters. The Company's margin further reflects the allocation of $155.5 million toward the repurchase of 5.9 million shares of stock during the nine months ended September 30, 2003.

    Other Operating Income

    Other operating income totaled $90.4 million in the current nine-month period, signifying a $19.1 million, or 26.7%, increase from the level recorded in the nine months ended September 30, 2002. The growth in other operating income was driven by a $10.8 million rise in fee income to $43.6 million and a $10.7 million rise in net securities gains to $22.4 million. Primarily reflecting a reduction in revenues derived from the sale of third-party investment products, other income declined $2.4 million to $24.5 million.
    Other operating income represented 21.4% of total revenues in the current nine-month period, up from 20.5% in the year-earlier nine months. During this time, total revenues rose to $422.6 million, signifying an increase of $73.9 million, or 21.2%.

    Non-interest Expense

    The Company recorded non-interest expense of $107.6 million in the current nine-month period, up $2.3 million from the level recorded in the nine months ended September 30, 2002. CDI amortization accounted for $4.5 million of the 2003 and 2002 totals; operating expenses accounted for $103.1 million and $100.8 million, and were equivalent to 1.12% and 1.38% of average assets, respectively.
    The modest increase in operating expenses stemmed from two sources: a $4.0 million rise in compensation and benefits expense to $58.6 million and a $53,000 rise in occupancy and equipment expense to $17.8 million. These increases were tempered by a $1.4 million decline in G&A expense to $23.0 million and a $358,000 drop in other expenses to $3.8 million. Consistent with the increase recorded during the current third quarter, the rise in nine-months compensation and benefits expense stemmed from the increase in the value of shares held in the Company's ESOP; the increase in occupancy and equipment expense reflects the ongoing upgrade of the Company's banking offices and information technology.
    The year-over-year increase in operating expenses was sufficiently offset by the revenue growth recorded to produce a 450-basis point improvement in the efficiency ratio for the nine months ended September 30, 2003 to 24.41%.

    Income Tax Expense

    For the nine months ended September 30, 2003, the Company recorded income tax expense of $103.7 million, up $25.1 million, or 31.9%, from the level recorded for the nine months ended September 30, 2002. The increase stemmed from a $71.6 million, or 29.4%, rise in pre-tax income to $315.0 million, and also reflects a modest six-basis point rise in the effective tax rate to 32.9%.

    Balance Sheet Summary

    At September 30, 2003, the Company recorded total assets of $12.9 billion, signifying a $1.6 billion, or 13.8%, rise from the total recorded at December 31, 2002.

    Loans

    Mortgage loans totaled $5.9 billion at the close of the current third quarter, up $445.1 million, or 8.2%, from the total recorded at December 31, 2002. The increase reflects year-to-date originations totaling $2.4 billion, including $818.5 million in the third quarter of 2003.
    Multi-family loans accounted for $1.8 billion, or 77.4%, of year-to-date originations and $579.5 million, or 70.8%, of production during the last three months. Multi-family loans rose $485.0 million, or 10.8%, to $5.0 billion, representing 85.0% of mortgage loans outstanding at September 30, 2003. The average loan in the portfolio had a principal balance of $2.1 million and a loan-to-value ratio of 56.4%.
    The remainder of the loan portfolio at September 30, 2003 consisted of commercial real estate loans totaling $596.7 million, construction loans totaling $113.8 million, and one-to-four family loans totaling $165.8 million. While the portfolio of commercial real estate loans rose $63.3 million since the end of December, the balance of construction and one-to-four family loans declined $3.2 million and $100.0 million, respectively. The decline in one-to-four family loans reflects the high volume of prepayments and the Company's policy of selling the one-to-four family loans it originates to a third-party conduit.
    On October 21, 2003, the Company's pipeline totaled $1.5 billion, suggesting that its goal of 20% loan growth by the end of the year will be achieved, stand-alone. With the proposed Roslyn merger currently expected to take place at the end of October, the volume of loans in the pipeline is expected to increase, and with it the level of loan growth achieved.

    Asset Quality

    The Company's record of asset quality was sustained in the current third quarter, which was its 36th consecutive quarter without any net charge-offs being recorded. In addition, the balance of non-performing loans declined to $12.4 million at September 30, 2003 from $13.3 million at June 30, 2003 and from $16.3 million at December 31, 2002. Non-performing loans represented 0.21% of loans, net, at the close of the current third quarter, as compared to 0.23% and 0.30% at the respective earlier dates. Included in non-performing loans at September 30, 2003 were mortgage loans in foreclosure totaling $9.1 million and loans 90 days or more delinquent totaling $3.3 million.
    The improvement in non-performing loans was paralleled by an improvement in non-performing assets, which totaled $12.5 million, representing 0.10% of total assets, at September 30, 2003. At June 30, 2003 and December 31, 2002, non-performing assets totaled $13.4 million and $16.5 million, representing 0.11% and 0.15% of total assets, respectively. The September 30 and June 30, 2003 amounts included foreclosed real estate in the amount of $66,000; at December 31, 2002, foreclosed real estate amounted to $175,000.
    In the absence of any net charge-offs or provisions for loan losses, the loan loss allowance was maintained at $40.5 million, representing 326.12% of non-performing loans and 0.69% of loans, net, at September 30, 2003.

    Securities and Mortgage-backed Securities

    The Company's leveraged growth strategy is reflected in the $999.8 million net increase in total securities at September 30, 2003. While securities available for sale declined $153.4 million from the balance at December 31, 2002 to $3.8 billion, the balance of held-to-maturity securities rose $447.6 million to $1.1 billion, and the balance of mortgage-backed securities held to maturity rose $705.6 million to $742.5 million.
    During the third quarter of 2003, the Company continued to capitalize on the yield curve, investing in securities with attractive yields and limited extension risk. The cash flows generated by securities sales and payments were primarily reinvested into U.S. Government agency obligations and mortgage-backed securities with an average life of approximately three years.
    Mortgage-backed securities also represented $3.2 billion, or 83.7%, of available-for-sale securities at September 30, 2003, as compared to $3.6 billion, or 91.0%, at December 31, 2002. The remainder of the available-for-sale portfolio at quarter-end consisted primarily of capital trust notes totaling $245.1 million, corporate bonds totaling $137.1 million, and U.S. Government agency obligations totaling $128.7 million.

    Funding Sources

    Throughout the year, the Company has taken advantage of the steepest yield curve in more than a decade to implement a profitable leveraged growth strategy. Accordingly, the interest-earning asset growth recorded since the end of December was largely funded by an increase in low-cost, short-term borrowings. Borrowings totaled $6.5 billion at September 30, 2003, up $1.9 billion from the balance recorded at December 31, 2002. The increase reflects an $817.7 million rise in FHLB-NY advances to $3.1 billion and a $1.1 billion rise in repurchase agreements to $3.0 billion. The remainder of the balance consisted of $431.0 million in trust preferred securities. Of the Company's repurchase agreements at September 30, 2003, $1.3 billion were through the FHLB-NY and $1.7 billion were through various major Wall Street brokerage firms.
    Asset growth has also been funded by a rising balance of low-cost core deposits, primarily reflecting an increase in savings and non-interest-bearing accounts. Core deposits totaled $3.3 billion at both September 30, 2003 and December 31, 2002, representing 67.8% and 62.9% of total deposits, respectively. While NOW and money market accounts fell $21.4 million to $1.2 billion, this decline was offset by a $33.5 million rise in savings accounts to $1.7 billion and by a $15.1 million rise in non-interest-bearing accounts to $480.2 million.
    The balance of CDs continued to fall, consistent with management's focus on reducing the balance of higher cost sources of funds. At September 30, 2003, CDs totaled $1.6 billion, down $365.2 million from the year-end 2002 amount. In concert with the rising concentration of core deposits, CDs represented 32.2% of total deposits at the close of the current third quarter as compared to 37.1% at December 31, 2002.
    It is management's expectation that the Company's sources of funds will be restructured following the proposed Roslyn merger, as their deposits are added to the mix. In addition, the combined company's borrowings will represent a lower percentage of total assets, and are expected to be further reduced as cash flows are generated through the securities portfolio.
    In the nine months ended September 30, 2003, significant funding also stemmed from the cash flows generated by the high volume of prepayments on loans and mortgage-backed securities. With mortgage interest rates remaining at historically low levels, the cash flows generated by prepayments totaled $4.8 billion year-to-date.

    Stockholders' Equity

    At September 30, 2003, stockholders' equity totaled $1.3 billion, equivalent to a book value of $9.74 per share, based on 133,069,026 shares. The quarter-end total reflects nine-month cash earnings of $237.2 million, which were partly offset by the distribution of cash dividends totaling $84.7 million and the allocation of $155.5 million toward the repurchase of 5,881,073 shares, including 1,696,636 in the third quarter of the year. At December 31, 2002, stockholders' equity was $28.1 million higher, and equivalent to a book value of $9.73, based on 136,078,457 shares.
    In connection with the signing of the merger agreement with Roslyn on June 27, 2003, the Board of Directors increased its existing share repurchase authorization, enabling the Company to repurchase up to five million shares. A total of 3,303,364 shares were still available for repurchase at September 30, 2003. In addition, under the terms of the Agreement and Plan of Merger, both the Company and Roslyn have the right to purchase their own and each other's shares.
    New York Community Bancorp, Inc. is the $12.9 billion holding company for New York Community Bank and the fifth largest thrift in the nation, based on current market capitalization. The Company currently serves its customers through a network of 108 banking offices in New York City, Long Island, Westchester County (New York), and New Jersey, and operates through six community divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family loans in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

    Conference Call

    The Company will host a conference call on October 22, 2003 at 9:30 a.m. (ET) to discuss highlights of its third quarter 2003 earnings, its stand-alone full-year 2003 earnings projections, and its proposed merger with Roslyn Bancorp, Inc. The conference call may be accessed by phoning 1-800-946-0783 (domestic) or 1-719-457-2658
(international) and providing the following access code: 332518. Alternatively, the conference call may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived at the Company's web site approximately two hours following completion of the call through 5:00 p.m. on October 31, 2003; the telephone replay will be available through midnight on October 29th. To access the replay, please call 1-888-203-1112 (domestic) or 1-719-457-0820
(international) and provide the aforementioned access code.
    New York Community Bancorp and Roslyn Bancorp have filed a joint proxy statement/prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS SENT TO THEM AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.
    Investors are able to obtain these documents free of charge at the SEC's web site (www.sec.gov). In addition, documents filed with the SEC by New York Community Bancorp are available free of charge from the Investor Relations Department at New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, NY 11590. Documents filed with the SEC by Roslyn Bancorp are available free of charge from the Investor Relations Department at Roslyn Bancorp, Inc., One Jericho Plaza, Jericho, NY 11753.
    The directors, executive officers, and certain other members of management of New York Community Bancorp and Roslyn Bancorp may be soliciting proxies in favor of the merger from the companies' respective shareholders. For information about these directors, executive officers, and members of management, shareholders are asked to refer to the most recent proxy statements issued by the respective companies, which are available on their respective web sites (www.myNYCB.com and www.roslyn.com) and at the addresses provided in the preceding paragraph.

    Forward-looking Statements and Associated Risk Factors

    This release, the associated conference call, and other written materials and statements management may make, may contain certain forward-looking statements regarding the Company's prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies, including the proposed merger with Roslyn Bancorp, Inc., is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    The following factors, among others, could cause the actual results of the merger to differ materially from the expectations stated in this release: the ability of the companies to obtain the required shareholder approvals of the merger; the ability of the companies to consummate the merger; the ability to effect the proposed restructuring; the ability to successfully integrate the companies following the merger; a materially adverse change in the financial condition of either company; the ability to fully realize the expected cost savings and revenues; and the ability to realize the expected cost savings and revenues on a timely basis.
    Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services.
    The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

     Financial Statements and Highlights Follow



                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)

                                           September 30, December 31,
                                              2003          2002
                                           (unaudited)
                                           ------------  -----------
Assets
Cash and due from banks                    $   135,914   $    96,497
Money market investments                         1,000         1,148
Securities held to maturity (estimated
 market value of $1,182,295 and $717,564,
 respectively)                               1,147,086       699,445
Mortgage-backed securities held to maturity
 (estimated market value of $727,842 and
 $38,489, respectively)                        742,537        36,947
Securities available for sale                3,798,726     3,952,130
Mortgage loans:
  Multi-family                               4,974,184     4,489,202
  Commercial real estate                       596,667       533,327
  1-4 family                                   165,759       265,724
  Construction                                 113,790       117,013
                                           -----------   -----------
Total mortgage loans                         5,850,400     5,405,266
Other loans                                     76,048        78,806
Less: Allowance for loan losses                (40,500)      (40,500)
                                           -----------   -----------
Loans, net                                   5,885,948     5,443,572
Premises and equipment, net                     74,570        74,531
Goodwill                                       624,518       624,518
Core deposit intangible                         47,000        51,500
Deferred tax asset, net                         31,990         9,508
Other assets                                   388,731       323,296
                                           -----------   -----------
Total assets                               $12,878,020   $11,313,092
                                           ===========   ===========

Liabilities and Stockholders' Equity
Deposits:
  NOW and money market accounts            $ 1,176,621   $ 1,198,068
  Savings accounts                           1,677,237     1,643,696
  Certificates of deposit                    1,583,938     1,949,138
  Non-interest-bearing accounts                480,215       465,140
                                           -----------   -----------
Total deposits                               4,918,011     5,256,042
                                           -----------   -----------
Official checks outstanding                     22,062        11,544
Borrowings                                   6,538,944     4,592,069
Mortgagors' escrow                              29,465        13,749
Other liabilities                               74,113       116,176
                                           -----------   -----------
Total liabilities                           11,582,595     9,989,580
                                           -----------   -----------
Stockholders' equity:
  Preferred stock at par $0.01 (5,000,000
   shares authorized; none issued)                  --            --
  Common stock at par $0.01 (300,000,000
   shares authorized; 144,299,234 shares
   issued; 137,641,960 and 140,885,952
   shares outstanding at September 30, 2003
   and December 31, 2002, respectively) (1)      1,443         1,082
  Paid-in capital in excess of par           1,121,697     1,104,899
  Retained earnings (substantially
   restricted)                                 372,978       275,097
  Less: Treasury stock (6,657,274 and
         3,413,281 shares, respectively) (1)  (164,049)      (69,095)
        Unallocated common stock held by
         ESOP                                  (19,185)      (20,169)
        Common stock held by SERP               (3,113)       (3,113)
        Unearned common stock held by RRPs         (41)          (41)
  Accumulated other comprehensive (loss)
   income, net of tax effect                   (14,305)       34,852
                                           -----------   -----------
Total stockholders' equity                   1,295,425     1,323,512
                                           -----------   -----------
Total liabilities and stockholders' equity $12,878,020   $11,313,092
                                           ===========   ===========

(1) Share amounts for 2002 have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.



                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)
                              (unaudited)


                               For the                  For the
                          Three Months Ended       Nine Months Ended
                            September 30,            September 30,
                          -------------------     -------------------
                            2003       2002         2003       2002
                          --------   --------     --------   --------
Interest Income:
  Mortgage and other
   loans                  $108,178   $ 99,862     $317,144   $305,991
  Securities                24,536      8,754       66,050     26,465
  Mortgage-backed
   securities               35,547     45,353      113,359    114,670
  Money market
   investments                 229        377          822        654
                          --------   --------     --------   --------
Total interest income      168,490    154,346      497,375    447,780
                          --------   --------     --------   --------

Interest Expense:
  NOW and money market
   accounts                  1,972      4,403        7,966     11,994
  Savings accounts           2,435      5,434        9,499     17,126
  Certificates of deposit    7,488     11,519       27,275     46,247
  Borrowings                41,089     34,130      120,471     95,045
  Mortgagors' escrow             1          3            2         12
                          --------   --------     --------   --------
Total interest expense      52,985     55,489      165,213    170,424
                          --------   --------     --------   --------
    Net interest income    115,505     98,857      332,162    277,356
Provision for loan losses       --         --           --         --
                          --------   --------     --------   --------
    Net interest income
     after provision for
     loan losses           115,505     98,857      332,162    277,356
                          --------   --------     --------   --------

Other Operating Income:
  Fee income                17,195     10,816       43,557     32,799
  Net securities gains       5,360      3,903       22,426     11,685
  Other                      7,766      8,887       24,459     26,898
                          --------   --------     --------   --------
Total other operating
 income                     30,321     23,606       90,442     71,382
                          --------   --------     --------   --------

Non-interest Expense:
Operating expenses:
  Compensation and
   benefits                 19,737     18,982       58,606     54,635
  Occupancy and equipment    6,246      6,043       17,765     17,712
  General and
   administrative            8,050      7,748       22,956     24,322
  Other                      1,230      1,076        3,810      4,168
                          --------   --------     --------   --------
Total operating expenses    35,263     33,849      103,137    100,837
  Amortization of core
   deposit intangible        1,500      1,500        4,500      4,500
                          --------   --------     --------   --------
Total non-interest expense  36,763     35,349      107,637    105,337
                          --------   --------     --------   --------
Income before income taxes 109,063     87,114      314,967    243,401
Income tax expense          36,878     26,756      103,661     78,593
                          --------   --------     --------   --------
    Net income            $ 72,185   $ 60,358     $211,306   $164,808
                          ========   ========     ========   ========
    Basic earnings per
     share (1)               $0.55      $0.44        $1.58      $1.22
    Diluted earnings per
     share (1)               $0.53      $0.44        $1.54      $1.21
                          ========   ========     ========   ========

(1) Per-share amounts for the three and nine months ended September 30, 2002 have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)


                                     Three Months Ended September 30,
                                    --------------------------------
                                                   2003
                                    --------------------------------
                                                             Average
                                      Average                Yield/
                                      Balance     Interest    Cost
                                    -----------   --------  --------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net     $ 5,822,703   $108,178    7.37%
  Securities                          1,873,788     24,536    5.24
  Mortgage-backed securities          3,690,427     35,547    3.85
  Money market investments               35,948        229    2.53
                                    -----------   --------  ------
 Total interest-earning assets       11,422,866    168,490    5.90
 Non-interest-earning assets          1,232,711
                                    -----------
 Total assets                       $12,655,577
                                    ===========

Liabilities and Stockholders' Equity:
 Interest-bearing liabilities:
  NOW and money market accounts     $ 1,173,863   $  1,972    0.67%
  Savings accounts                    1,683,151      2,435    0.57
  Certificates of deposit             1,686,383      7,488    1.76
  Mortgagors' escrow                     18,881          1    0.02
                                    -----------   --------  ------
 Total interest-bearing deposits      4,562,278     11,896    1.03
  Borrowings                          6,241,174     41,089    2.61
                                    -----------   --------  ------
 Total interest-bearing liabilities  10,803,452     52,985    1.95
 Non-interest-bearing deposits          482,151
 Other liabilities                       60,453
                                    -----------
 Total liabilities                   11,346,056
 Stockholders' equity                 1,309,521
                                    -----------
Total liabilities and stockholders'
 equity                             $12,655,577
                                    ===========
 Net interest income/interest rate
  spread                                          $115,505    3.95%
                                                  ========  ======
 Net interest-earning assets/net
  interest margin                   $   619,414               4.04%
                                    ===========             ======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                1.06x
                                                            ======

Core deposits                       $ 3,339,165   $  4,407    0.52%
                                    ===========   ========  ======


                                     Three Months Ended September 30,
                                    --------------------------------
                                                    2002
                                    --------------------------------
                                                             Average
                                      Average                 Yield/
                                      Balance     Interest    Cost
                                    -----------   --------  --------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net     $ 5,324,162   $ 99,862    7.50%
  Securities                            609,915      8,754    5.74
  Mortgage-backed securities          2,948,337     45,353    6.15
  Money market investments               32,184        377    4.65
                                    -----------   --------  ------
 Total interest-earning assets        8,914,598    154,346    6.93
 Non-interest-earning assets          1,192,603
                                    -----------
 Total assets                       $10,107,201
                                    ===========

Liabilities and Stockholders' Equity:
 Interest-bearing liabilities:
  NOW and money market accounts     $ 1,140,190   $  4,403    1.53%
  Savings accounts                    1,659,270      5,434    1.30
  Certificates of deposit             1,906,057     11,519    2.40
  Mortgagors' escrow                     30,686          3    0.04
                                    -----------   --------  ------
 Total interest-bearing deposits      4,736,203     21,359    1.79
  Borrowings                          3,567,339     34,130    3.80
                                    -----------   --------  ------
 Total interest-bearing liabilities   8,303,542     55,489    2.65
 Non-interest-bearing deposits          462,981
 Other liabilities                      117,523
                                    -----------
 Total liabilities                    8,884,046
 Stockholders' equity                 1,223,155
                                    -----------
Total liabilities and stockholders'
 equity                             $10,107,201
                                    ===========
 Net interest income/interest rate
  spread                                          $ 98,857    4.28%
                                                  ========  ======
 Net interest-earning assets/net
  interest margin                   $   611,056               4.44%
                                    ===========             ======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                1.07x
                                                            ======

Core deposits                       $ 3,262,441     $9,837    1.20%
                                    ===========   ========  ======



                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                     Nine Months Ended September 30,
                                    --------------------------------
                                                    2003
                                    --------------------------------
                                                             Average
                                      Average                Yield/
                                      Balance     Interest    Cost
                                    -----------   --------  --------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net     $ 5,685,972   $317,144    7.46%
  Securities                          1,533,174     66,050    5.76
  Mortgage-backed securities          3,672,347    113,359    4.13
  Money market investments               44,474        822    2.47
                                    -----------   --------  ------
 Total interest-earning assets       10,935,967    497,375    6.08
 Non-interest-earning assets          1,350,571
                                    -----------
 Total assets                       $12,286,538
                                    ===========

Liabilities and Stockholders' Equity:
 Interest-bearing liabilities:
  NOW and money market accounts     $ 1,185,006   $  7,966    0.90%
  Savings accounts                    1,677,392      9,499    0.76
  Certificates of deposit             1,789,056     27,275    2.04
  Mortgagors' escrow                     37,817          2    0.01
                                    -----------   --------  ------
 Total interest-bearing deposits      4,689,271     44,742    1.28
  Borrowings                          5,622,692    120,471    2.86
                                    -----------   --------  ------
 Total interest-bearing liabilities  10,311,963    165,213    2.14
 Non-interest-bearing deposits          480,897
 Other liabilities                      166,947
                                    -----------
 Total liabilities                   10,959,807
 Stockholders' equity                 1,326,731
                                    -----------
Total liabilities and stockholders'
 equity                             $12,286,538
                                    ===========
 Net interest income/interest rate
  spread                                          $332,162    3.94%
                                                  ========  ======
 Net interest-earning assets/net
  interest margin                   $   624,004               4.06%
                                    ===========             ======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                1.06x
                                                            ======

Core deposits                       $ 3,343,295   $ 17,465    0.70%
                                    ===========   ========  ======


                                     Nine Months Ended September 30,
                                    --------------------------------
                                                    2002
                                    --------------------------------
                                                             Average
                                      Average                 Yield/
                                      Balance     Interest    Cost
                                    -----------   --------  --------
Assets:
 Interest-earning assets:
  Mortgage and other loans, net     $ 5,421,713   $305,991    7.55%
  Securities                            523,568     26,465    6.76
  Mortgage-backed securities          2,533,921    114,670    6.05
  Money market investments               22,801        654    3.83
                                    -----------   --------  ------
 Total interest-earning assets        8,502,003    447,780    7.04
 Non-interest-earning assets          1,270,401
                                    -----------
 Total assets                       $ 9,772,404
                                    ===========

Liabilities and Stockholders' Equity:
 Interest-bearing liabilities:
  NOW and money market accounts     $ 1,069,407   $ 11,994    1.50%
  Savings accounts                    1,667,570     17,126    1.37
  Certificates of deposit             2,069,431     46,247    2.99
  Mortgagors' escrow                     42,983         12    0.04
                                    -----------   --------  ------
 Total interest-bearing deposits      4,849,391     75,379    2.08
  Borrowings                          3,125,106     95,045    4.07
                                    -----------   --------  ------
 Total interest-bearing liabilities $ 7,974,497    170,424    2.86
 Non-interest-bearing deposits          463,531
 Other liabilities                      223,748
                                    -----------
 Total liabilities                    8,661,776
 Stockholders' equity                 1,110,628
                                    -----------
Total liabilities and stockholders'
 equity                             $ 9,772,404
                                    ===========
 Net interest income/interest rate
  spread                                          $277,356    4.18%
                                                  ========  ======
 Net interest-earning assets/net
  interest margin                   $   527,506               4.36%
                                    ===========             ======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                1.07x
                                                            ======

Core deposits                       $ 3,200,508   $29,120     1.22%
                                    ===========   ========  ======



                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
               (dollars in thousands, except share data)
                              (unaudited)


                           For the                    For the
                     Three Months Ended          Nine Months Ended
                        September 30,               September 30,
                  ------------------------  ------------------------
                      2003         2002         2003         2002
                  -----------  -----------  -----------  -----------
GAAP EARNINGS
DATA:
Net income            $72,185      $60,358     $211,306     $164,808
Basic earnings per
 share (1)               0.55         0.44         1.58         1.22
Diluted earnings
 per share (1)           0.53         0.44         1.54         1.21
Return on average
 assets                  2.28%        2.39%        2.29%        2.25%
Return on average
 stockholders'
 equity                 22.05        19.74        21.24        19.79
Return on average
 tangible
 stockholders'
 equity                 45.26        44.25        64.50        76.10
Operating expenses
 to average assets       1.11         1.34         1.12         1.38
Interest rate
 spread                  3.95         4.28         3.94         4.18
Net interest
 margin                  4.04         4.44         4.06         4.36
Efficiency ratio        24.18        27.64        24.41        28.91
Shares used for
 basic EPS
 computation (1)  132,200,860  138,261,440  133,939,611  135,124,788
Shares used for
 diluted EPS
 computation (1)  137,056,082  139,699,849  137,258,157  136,467,569


RECONCILIATION OF
 CASH EARNINGS
 TO GAAP EARNINGS:
Net income            $72,185      $60,358     $211,306     $164,808
Additional
 contributions to
 tangible
 stockholders'
 equity:
  Amortization and
   appreciation of
   shares held in
   stock-related
   benefit plan         2,554        1,629        6,375        4,617
  Associated tax
   benefits             2,989           --       12,046       14,727
  Dividends on
   unallocated ESOP
   shares               1,106          763        3,017        1,954
  Amortization of
   core deposit
   intangible           1,500        1,500        4,500        4,500
                  -----------  -----------  -----------  -----------
Total additional
 contributions to
 tangible
 stockholders'
 equity                 8,149        3,892       25,938       25,798
                  -----------  -----------  -----------  -----------
Cash earnings         $80,334      $64,250     $237,244     $190,906
                  ===========  ===========  ===========  ===========
Basic cash
 earnings per
 share (1)              $0.61        $0.47        $1.77        $1.41
Diluted cash
 earnings per
 share (1)               0.58         0.46         1.73         1.40
                  ===========  ===========  ===========  ===========

CASH EARNINGS DATA:
Cash return on
 average assets          2.54%       2.54%         2.57%        2.60%
Cash return on
 average
 stockholders'
 equity                 24.54        21.01        23.84        22.88
Cash efficiency
 ratio                  22.60        26.31        22.90        27.59
                  ===========  ===========  ===========  ===========


                            At September 30,           At December 31,
                            ---------------           ---------------
                                  2003                       2002
                            ---------------           ---------------
BALANCE SHEET DATA:
Book value per share (1)             $9.74                     $9.73
Stockholders' equity to total
 assets                              10.06%                    11.70%
Shares used for book value
 computation (1)               133,069,026               136,078,457
Total shares issued and
 outstanding (1)               137,641,960               140,885,952

ASSET QUALITY RATIOS:
Non-performing loans to loans,
 net                                  0.21%                     0.30%
Non-performing assets to total
 assets                               0.10                      0.15
Allowance for loan losses to
 non-performing loans               326.12                    247.83
Allowance for loan losses to
 loans, net                           0.69                      0.74

(1) 2002 amounts have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola
             First Senior Vice President
             Investor Relations
             516-683-4420